Exhibit 10.1

FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of November 12, 2007 (the “Closing Date”), by and between SOLUTION TECHNOLOGY INTERNATIONAL, INC., a corporation organized and in good standing in the State of Delaware (the “Borrower”), whose address is Garrett Information Enterprise Center, 685 Mosser Road, Suite 11, McHenry, Maryland 21541 and CROSSHILL GEORGETOWN CAPITAL, L.P., whose address is 201 North Union Street, Suite 300, Alexandria, Virginia 22314 (the “Lender”).

RECITALS

A. The Lender provided the Borrower with a secured line of credit in the original maximum principal amount of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Loan”) pursuant to the terms of that certain Loan and Security Agreement dated January 10, 2003 between the Borrower and Lender (the Loan and Security Agreement, as thereafter amended from time to time, is hereinafter called the “Loan Agreement”).

B. The Obligations under the Loan are secured by the Collateral described in the Loan Agreement.

C. The Loan matured on April 30, 2007 and the Borrower has not repaid all of the Obligations on the Revolving Maturity Date as required under the Loan Documents. The failure to pay the Obligations in full on the Revolving Maturity Date constitutes an Event of Default (the “Existing Default”) under the Loan Documents.

D. The Borrower has requested that the Lender forbear from exercising its rights and remedies as a result of the Existing Default and the Lender has agreed to forbear as provided in this Agreement.

AGREEMENTS

NOW THEREFORE, in consideration of the premises, the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender hereby agree as follows:

1. RECITALS AND DEFINITIONS. The Borrower and the Lender agree that the Recitals above are a part of this Agreement and are correct in all material respects. Unless otherwise expressly defined in this Agreement, terms defined in the Loan Agreement shall have the same meaning under this Agreement.

2. OUTSTANDING LOAN AMOUNTS. The Borrower agrees that as of October 25, 2007, the outstanding principal balance under the Loan is $640,000.00, interest has been paid through October 1, 2007. The Borrower acknowledges and agrees that all principal and interest are due without offset or defense of any kind or nature and that as of the Closing Date, the Borrower is unable to pay the Obligations in full. The unpaid Obligations continue to accrue interest at the fixed rate of twelve percent (12%) per annum (the “Interest Rate”) of which seven and a half percent (7.50%) represent regular interest and four and a half percent (4.50%) penalty interest.

3. NO FURTHER ADVANCES. From and after the Closing Date, no further Advances will be permitted, or requested, by Borrower, under the Loan Agreement.

4. REPAYMENT. During and after the Forbearance Period (as hereinafter defined), the Borrower shall continue to make payments of interest and principal as follows:

Principal and Interest Payment:	Payable:	Estimated Payment Periods:
$140,000 plus regular interest due	When the Borrower receives the initial $500,000 in equity investment including regular interest due as part of a $3M equity investment under negotiation.	On or about November 15, 2007

$300,000 plus regular interest due	When the Borrower receives a subsequent $1,000,000 investment as part of a $3M equity investment currently under negotiation.	On or about December 31, 2007

$200,000 plus regular and penalty interest, and applicable forbearance fees	When the Borrower receives the final $1,500,000 investment as part of a $3M equity investment under negotiation.	On or about March 31, 2008

Alternative Payment Scenario:

$640,000 plus regular & penalty interest and forbearance fees	If Borrower receives the entire $3M equity investment as a single investment then the Borrower will pay the entire outstanding principal amount, regular and penalty interest, and forbearance fees	On or before December 31, 2007

All unpaid Obligations, including, without limitation, all accrued and unpaid interest, principal and all unpaid Forbearance Fees shall be due and payable on the termination of the Forbearance Period.

5. FORBEARANCE FEE. In addition to all other fees payable by the Borrower under this Agreement, in consideration of the Lender’s willingness to enter into this Agreement, the Borrower shall pay to the Lender a non refundable fee in an amount equal to two percent (2.0%) of the highest unpaid balance of the Obligations during any calendar month or any portion of a calendar month (the “Forbearance Fee”). The Forbearance Fee shall be calculated on the first day of each month for the immediately preceding calendar month and shall be added to the unpaid principal balance of the Obligations. The Forbearance Fee is considered earned on the first day of each month and is not refundable. The Forbearance Fee shall be paid in full on the termination of the Forbearance Period.

6. FORBEARANCE PERIOD. During the period from the Closing Date until the earlier of (the “Forbearance Period”) (a) March 31, 2008 or (b) the occurrence of a Forbearance Default (as hereinafter defined), the Lender agrees that it will not take any further action against Borrower or exercise or enforce any right or remedy provided for in the Loan Documents or otherwise available to it, at law or in equity (including taking any action against any property in which Borrower has any interest). All unpaid Obligations shall be due and payable in full on the termination of the Forbearance Period.

7. ADDITIONAL FEES. The Borrower shall pay the Lender all out-of-pocket costs, fees and expenses incurred by or on behalf of the Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and any and all of the other documents related hereto, including, without limitation, the Lender’s legal fees and expenses.

8. CONSISTENT CHANGES. The Loan Documents are hereby amended wherever necessary to reflect the changes described above.

9. CONTINUING VALIDITY. The Borrower understands and agrees that in entering into this Agreement, Lender is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Loan Documents. Except as expressly modified pursuant to this Agreement, the terms of the Loan Documents remain unchanged and in full force and effect. The Lender’s agreement to modifications to the existing Obligations pursuant to this Agreement in no way shall obligate Lender to make any future modifications to the Obligations. Nothing in this Agreement shall constitute a satisfaction of the Obligations. It is the intention of Lender and the Borrower to retain as liable parties all makers and endorsers of Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Agreement. The terms of this paragraph apply not only to this Agreement, but also to all subsequent modification agreements.

10. REPRESENTATIONS OF THE BORROWER. The Borrower warrants and represents to the Lender as follows:

(a) The Borrower has no defenses, affirmative or otherwise, rights of setoff, rights of recoupment, claims, counterclaims, actions or causes of action of any kind or nature whatsoever against the Lender or any past, present or future agent, attorney, legal representative, predecessor-in-interest, affiliate, successor, assign, employee, director or officer of the Lender, directly or indirectly, arising out of, based upon, or in any manner connected with, any transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, which occurred, existed, was taken, permitted, or began prior to the execution of this Agreement and accrued, existed, was taken, permitted or begun in accordance with, pursuant to, or by virtue of the Obligations or any of the terms or conditions of the Loan Documents, or which directly or indirectly relate to or arise out of or in any manner are connected with the Obligations or any of the Loan Documents; TO THE EXTENT ANY SUCH DEFENSES, AFFIRMATIVE OR OTHERWISE, RIGHTS OF SETOFF, RIGHTS OF RECOUPMENT, CLAIMS, COUNTERCLAIMS, ACTIONS OR CAUSES OF ACTION EXIST OR EXTEND, SUCH DEFENSES, RIGHTS, CLAIMS, COUNTERCLAIMS, ACTIONS AND CAUSES OF ACTION ARE HEREBY FOREVER WAIVED, DISCHARGED AND RELEASED.

(b) The Borrower has freely and voluntarily entered into this Agreement after an adequate opportunity and sufficient period of time to review, analyze and discuss all terms and conditions of this Agreement and all factual and legal matters relevant hereto with counsel freely and independently chosen by it. The Borrower further acknowledges that it has actively and with full understanding participated in the negotiation of this Agreement after consultation and review with its counsel and that this Agreement has been negotiated, prepared and executed without fraud, duress, undue influence or coercion of any kind or nature whatsoever having been exerted by or imposed upon any party to this Agreement.

(c) As of the date hereof, there are no proceedings or investigations pending or, so far as the Borrower knows, threatened against it, before any court or arbitrator or any governmental, administrative or other judicial authority or agency.

(d) There is no statute, rule, regulation, order or judgment, no charter, by-law or preference stock provision with respect to the Borrower, and no provision of any mortgage, indenture, contact or other Agreement binding on the Borrower or any of its properties which would prohibit or cause a default under or in any way prevent the execution, delivery, performance, compliance or observance of any of the terms or conditions of this Agreement.

(e) The Borrower has not voluntarily or involuntarily, granted any liens or security interests to any creditor not previously disclosed to the Lender in writing on or before the date of this Agreement or taken any action or failed to take any action which could or would impair, change, jeopardize or otherwise adversely affect the priority, perfection, validity or enforceability of any liens or securing interests securing all or any portion of the Obligations or the priority or validity of the Lender’s claims with respect to the Obligations relative to any other creditor of the Borrower.

(f) The Borrower has the full legal right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement and the other Forbearance Documents by The Borrower and the consummation by the Borrower of the transactions contemplated hereby and thereby and performance of their obligations hereunder and thereunder have been duly authorized by all appropriate action (corporate or otherwise).

(g) This Agreement and the Loan Documents to which it is a party constitutes the valid, binding and enforceable Agreement of the Borrower, enforceable against the Borrower in accordance with the terms thereof.

11. NO WAIVER OF RIGHTS OR REMEDIES. The Borrower acknowledges and agrees that the Lender (i) shall retain all rights and remedies it may have with respect to the Obligations under the Loan Documents and the Borrower’s failure to honor or otherwise comply with said Obligation (such rights and remedies are hereinafter collectively referred to as “Default Rights”), and (ii) shall have the right to exercise and enforce such Default Rights immediately upon termination of the Forbearance Period. The Borrower further agree that the exercise of any Default Rights by the Lender upon termination of the Forbearance Period shall not be affected by reason of this Agreement, and the Borrower shall not assert as a defense thereto the passage of time, estoppel, laches or any statute of limitations to the extent that the exercise of any Default Rights was precluded by this Agreement.

12. OTHER OBLIGATIONS. All of the obligations under the Loan Documents, except to the extent modified or altered by the terms of this Agreement or waived in writing by the Lender, shall remain in full force and effect and unchanged.

13. TERMINATION.

(a) The Forbearance Period shall terminate automatically and without notice to the Borrower upon the occurrence of a Forbearance Default. The occurrence of any Forbearance Default shall automatically and without further notice constitute an immediate Event of Default under the Loan Agreement and each of the Loan Documents.

(b) For purposes hereof, the Borrower shall be in default (each, a “Forbearance Default”) if:

(i) the Borrower fails to observe, perform, or comply with any of the terms, conditions or provisions of this Agreement, as and when required;

(ii) any additional Events of Defaults shall occur under any of the Loan Documents, as modified hereby;

(iii) any recital, representation or warranty made by the Borrower herein, in any document executed and delivered in connection herewith, or in any report, certificate, financial statement or other instrument or document previously, now or hereafter furnished by or on behalf of the Borrower in connection with this Agreement, shall prove to have been false, incomplete or misleading in any material respect on the date as of which it was made;

(iv) a material impairment in the perfection or priority of Lender’s security interest in the Collateral occurs; and

(v) with respect to any evidence of indebtedness or liability of the Borrower for borrowed money (other than the Loan) if the effect of such default is to accelerate the maturity of such evidence of indebtedness or liability or to permit the holder or obligee thereof to cause any indebtedness to become due prior to its stated maturity.

Upon termination of the Forbearance Period, should the Obligations not be paid and satisfied in full, the Lender shall without further notice of any kind be entitled to immediately pursue its various rights and remedies in accordance with the Loan Documents, including the Default Rights, against the Borrower, all Collateral given to secure the Obligations or any other Person liable therefor.

14. HEADINGS. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their respective heirs, personal representatives, successors and assigns.

16. TIME OF ESSENCE. Time is of the essence of this Agreement.

17. COUNTERPARTS. This Agreement may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument. The parties further agree that facsimile signatures shall be binding on all parties and have the same force and effect as original signatures.

18. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. The parties agree that any cause of action pertaining to this agreement shall be heard in the federal or state courts of the Commonwealth of Virginia.

19. SEVERABILITY. In case one or more provisions contained in this Agreement shall be invalid, illegal, or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall remain effective and binding and shall not be affected or impaired thereby.

20. AMENDMENTS. This Agreement may be amended, modified or supplemented only by written agreement signed by all parties hereto. No provision of this Agreement may be waived except in writing signed by the party against whom such waiver is sought to be enforced.

21. ENTIRE AGREEMENT. This Agreement and the Loan Documents set forth the entire agreement and understanding of the parties hereto with respect to payment of the Obligations and performance of the obligations, superseding all prior representations, understandings and agreements, whether written or oral.

22. EFFECTIVE DATE. This Agreement shall be effective immediately upon the execution and delivery of this Agreement by all Persons who are parties hereto. If this Agreement is not executed by the Borrower and returned to the Lender by Noon on May __, 2007, this offer to forbear set forth in this Agreement shall automatically and without further notice be terminated and the Lender may exercise any and all of its rights under the Loan Documents.

23. EXPENSES. The Borrower agrees to pay to the Lender on demand all out-of-pocket costs, fees and expenses incurred by or on behalf of the Lender in connection with the preparation, negotiation, execution and delivery of this Agreement and any and all of the other Documents related hereto and all other reasonable out-of-pocket costs, fees and expenses, incurred by, or on behalf of the Lender in connection with the enforcement, preservation, or collection of the Obligation and/or this Agreement, including, without limitation, reasonable attorneys fees and expenses, and recordation and filing fees and taxes (collectively, the “Enforcement Costs”). Such Enforcement Costs shall be deemed to be part of the Obligations and shall be payable upon demand.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered under seal by the duly authorized representatives as of the date and year first written above.

WITNESS/ATTEST:	BORROWER:

SOLUTION TECHNOLOGY INTERNATIONAL, INC.

By:
(SEAL)
	Name:	Dan Jonson
	Title:	President

LENDER:

CROSSHILL GEORGETOWN CAPITAL, L.P.

By:
(SEAL)
Name:

Title: